Exhibit 4.1

THIRD Amendment and forbearance

to

Loan, Guaranty and security agreement

This Third Amendment and Forbearance to Loan, Guaranty, and Security Agreement (this “Amendment”) is entered into this 29th day of May, 2024, by and among (a) ASLAN PHARMACEUTICALS (USA) INC., a Delaware corporation (“Borrower Representative”), ASLAN PHARMACEUTICALS LIMITED, an exempted company incorporated under the laws of the Cayman Islands and each other Person party hereto as a borrower from time to time (“Parent”, and together with Borrower Representative, jointly, severally, and collectively, “Borrowers”, and each, a “Borrower”), (b) ASLAN PHARMACEUTICALS PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“ASLAN LTD” and together with each other Person party hereto or any other Loan Documents as a guarantor from time to time, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), (c) K2 HEALTHVENTURES LLC as a lender, and the other lenders from time to time party hereto (collectively, “Lenders”, and each, a “Lender”), (d) K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and (e) ANKURA TRUST COMPANY, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”).

Recitals

A. The Secured Parties and the Loan Parties have entered into that certain Loan, Guaranty and Security Agreement dated as of July 12, 2021, as amended by that certain First Amendment to Loan, Guaranty and Security Agreement dated as of June 30, 2023, and as further amended by that certain Second Amendment to Loan, Guaranty and Security Agreement dated as of December 6, 2023 (the “Second Amendment Effective Date”) (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Lender has extended credit to the Loan Parties for the purposes permitted in the Loan Agreement.

C. The Loan Parties have requested that Administrative Agent (i) amend the Loan Agreement to make certain revisions to the Loan Agreement and (ii) forbear on the Disputed Defaults and the Potential Defaults (in each case as defined herein) as more fully set forth herein.

D. Administrative Agent has agreed to so forbear on Disputed Defaults and the Potential Defaults and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.
Amendments to Loan Agreement.

2.1
Section 2.2(e). The following new Section 2.2(e) is hereby inserted to appear immediately after Section 2.2(d):

“(e) Conversion at Lenders’ Election.

(i) Conversion Election. Lenders may jointly elect at any time and from time to time after the Third Amendment Effective Date and prior to the payment in full of the Loans to convert any portion of the principal amount of the Loans then outstanding (the “Conversion Amount”) into Ordinary Shares (“Conversion Shares”) at the Conversion Price pursuant to a Conversion Election Notice, to be delivered at the direction of Lenders by the Administrative Agent to Borrower Representative, provided that the aggregate principal amount converted to Ordinary Shares in accordance with this Section 2.2(e) shall not exceed $1,300,000. A Conversion Election Notice, once delivered, shall be irrevocable unless otherwise agreed in writing by Borrower Representative. Parent shall use its best efforts to deliver, or to cause its transfer agent to deliver, to each Designated Holder, no case later than the third (3rd) trading day after a Conversion Election Notice has been duly delivered in accordance with the foregoing, (i) a copy of the register of members of Parent showing such Designated Holder as the holder of, and (ii) a certificate or book-entry statement representing, a number of Conversion Shares equal to (x) the Conversion Amount indicated in the applicable Conversion Election Notice divided by (y) Conversion Price; provided, that in all events Parent shall, or shall cause its transfer agent to, make such deliveries to each Designated Holder no later than the fifth (5th) trading day following delivery of such Conversion Election Notice; provided, further, that Parent or its transfer agent may request, not later than the first trading day following delivery of such Conversion Election Notice, that the Designated Holders provide any documentation reasonably required to facilitate settlement of the Conversion Shares, and in such case such three (3) and five (5) trading day periods shall begin on the trading day immediately following the date on which the Designated Holders shall have delivered such documentation, reasonably satisfactory to Parent or its transfer agent. Upon any conversion of any Conversion Amount into Conversion Shares, such Conversion Amount will be deemed to have been repaid by the Borrowers upon irrevocable delivery to the Lenders of the correct number of duly and validly issued, fully paid and non-assessable Conversion Shares, issued in the name of the Designated Holder as indicated in the applicable Conversion Election Notice. For the avoidance of doubt, no premium or penalty shall apply to principal amounts converted pursuant to this Section 2.2(e) following delivery of the Prepayment Notice.

(ii) Reservation of Shares. Parent shall reserve from its duly authorized share capital not less than the number of Ordinary Shares that may be issuable pursuant to this Section 2.2(e). Upon issuance of Conversion Shares pursuant to this Section 2.2(e), such shares shall be duly and validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.

(iii) Rule 144. With a view to making available to Designated Holders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the US Securities and Exchange Commission (the “SEC”) that may at any time permit Designated Holders to sell Conversion Shares issued pursuant to a Conversion Election Notice to the public without registration, Parent covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until six (6) months after such date as all of Conversion Shares issued may be sold without restriction by Designated Holders pursuant to Rule 144 or any other rule of similar effect; (ii) file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of Parent under the Exchange Act; and (iii) furnish to Designated Holders, upon request, as long as Designated Holders own any Conversion Shares issued pursuant to a Conversion Election Notice, such information as may be reasonably requested in order to avail Designated Holders of any rule or regulation of the SEC that permits the selling of any Conversion Shares issued without registration.

(iv) Registration of Conversion Shares. Parent agrees that it shall, not later than fifteen (15) business days following the Third Amendment Effective Date, (i) file a registration statement on Form F-3 covering the resale by Designated Holders, on a delayed or continuous basis pursuant to Rule 415 under the Act, of the Conversion Shares issued and issuable on conversion of loans pursuant to this Section 2.2(e) and all American Depositary Shares representing such Conversion Shares, and (ii) use commercially reasonable efforts cause such amendment to be declared effective by the SEC on or before such fifteenth (15th) business day. Parent agrees that it shall, at all times until the earlier to occur of (x) termination of this Loan Agreement without conversion of any loans by a Lender pursuant to this Section 2.2(e), or (y) sale or other disposition by all Designated Holders of all Conversion Shares issued to such Designated Holders on conversion of loans pursuant to this Section 2.2(e) and all American Depositary Shares representing such Conversion Shares, use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and shall timely deliver (which delivery may be in accordance with Rule 172 under the Act) to such Designated Holders such number of copies of the final prospectus relating thereto, and all supplements to such prospectus filed by Parent with the SEC, as shall be reasonably necessary for such Designated Holders to effect sales of such Conversion Shares and American Depositary Shares thereunder in compliance with applicable US securities laws.

(v) Authorization. For so long as Designated Holders hold any Conversion Shares issued pursuant to this Section 2.2(e), Parent shall use commercially reasonable efforts to maintain the American Depositary Shares’ authorization for listing on a Nasdaq Stock Market or other nationally recognized US securities exchange, inter-dealer quotation system or over-the-counter market, and Parent shall not take any action which would reasonably be expected to result in the delisting or suspension of the American Depositary Shares on any securities exchange on which the American Depositary Shares are listed.

(vi) Conversion Limitation. Borrower Representative shall not effect any conversion of Loans, and Parent shall not a number of Conversion Shares, pursuant to this Section 2.2(e), to the extent that after giving effect to such conversion and issuance as set forth in the Conversion Election Notice, a Designated Holder (together with its affiliates and any other persons acting as a group together with such Designated Holder or any of its affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by a Designated Holder, together with its Attribution Parties, shall include the number of Ordinary Shares that would be issuable upon the conversion of Loans with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (i) conversion of the remaining unconverted Loans beneficially owned by the Designated Holder, together with its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Parent subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Designated Holder, together with its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.2(e)(vi), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Designated Holder that Parent is not representing to such Designated Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Designated Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.2(e)(vi) applies, the determination of the extent to which Loans are convertible (in relation to other securities owned by a Designated Holder, together with its Affiliates and any other Attribution Parties) shall be in the sole discretion of such Designated Holder, and the delivery of a Conversion Election Notice shall be deemed to be such Designated Holder’s determination of the extent to which Loans are convertible (in relation to other securities owned by the Designated Holder together with any Affiliates and Attribution Parties), in each case subject to the Beneficial Ownership Limitation, and neither Parent nor Borrower Representative shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.2(e)(vi), in determining the number of outstanding Ordinary Shares (including shares represented by American Depositary Shares), a Designated Holder may rely on the number of outstanding Ordinary Shares (including shares represented by American Depositary Shares) as reflected in (A) Parent’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by Parent, or (C) a more recent written notice by Parent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Designated Holder, Parent shall within two (2) Business Days confirm orally and in writing to such Designated Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares (including shares represented by American Depositary Shares) shall be determined after giving effect to the conversion or exercise of securities of Parent (including conversion of Loans pursuant to this Section 2.2(e)) by such Designated Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares (including shares represented by American Depositary Shares) was reported. As used herein, “Beneficial Ownership Limitation” shall mean 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the conversion of Loans pursuant to a Conversion Election Notice. Administrative Agent or any Designated Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.2(e)(vi); provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of Ordinary Shares outstanding immediately after giving effect to the conversion of Loans pursuant to a Conversion Election Notice, and the provisions of this Section 2.2(e)(vi) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to Parent. The provisions of this Section 2.2(e)(vi) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.2(e)(vi) to correct this Section 2.2(e)(vi) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(vii) Certain Adjustments. If Parent declares or pays a dividend or distribution on the outstanding Ordinary Shares payable in Ordinary Shares or other securities or property (other than cash), then upon exercise of any conversion option in accordance with this Section 2.2(e), and only to the extent that such dividend or distribution does not result in a reduction in the Conversion Price, for each Conversion Share acquired, the Designated Holder shall receive, without additional cost to such Designated Holder, the total number and kind of securities and property which such Designated Holder would have received had such Designated Holder owned the Conversion Shares of record as of the date the dividend or distribution occurred. Upon any event whereby all of the outstanding Ordinary Shares are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by securities of a different class and/or series, then from and after the consummation of such event, the Conversion Shares issuable will be the number, class and series of securities that the Designated Holder would have received had the Conversion Shares been outstanding on and as of the consummation of such event. The provisions of this Section 2.2(e)(vii) shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

(viii) No Fractional Shares. Upon conversion of the Conversion Amount into Conversion Shares, any fraction of a share will be rounded down to the next whole share of the Conversion Shares, and in lieu of such fractional shares to which the Designated Holder would otherwise be entitled, the Borrower Representative shall, at its option, either pay the Designated Holder cash equal to such fraction multiplied by the Conversion Price, or return such amount to principal under the Loans.

(ix) American Depositary Shares. Subject to (a) compliance with applicable securities laws (including any holding period requirement set forth in the American Depositary Shares conversion policies of the Depositary based on applicable securities laws), and (b) delivery by the Designated Holder of any customary representations and other documentation, certificates or evidence, if any, as Parent, its counsel or its transfer agent may reasonably require in connection with the issuance of American Depositary Shares and to establish that restrictive legends are no longer required, upon a written request of the Designated Holder, Parent shall consent to and use its commercially reasonable efforts to facilitate and take all other actions required to enable the deposit of any or all of the Conversion Shares issued pursuant to a Conversion Election Notice with the Depositary for the issuance, within three (3) Business Days after delivery by the Designated Holder of any such request, together with such documents, certificates and evidence as referred to in clause (b) above, of American Depositary Shares in accordance with the amended and restated deposit agreement dated as of September 8, 2020, by and among Parent, the Depositary, and all holders and beneficial owners of American Depositary Receipts issued thereunder (as may be amended, supplemented or replaced from time to time). Parent shall use its commercially reasonable efforts to cause Parent’s register of shareholders to be updated to reflect such American Depositary Shares in the name of the Depositary, without restrictive legends or other restrictions and Parent shall cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction to the effect that the removal of such restrictive legends in such circumstances may be effected under applicable securities laws. As of the Third Amendment Effective Date, Parent represents that each American Depositary Share represents twenty-five (25) Ordinary Shares.”

2.2
Section 2.4 (Fees and Charges). Section 2.4 is amended by inserting the following new subsection (c) to appear immediately following subsection (b) thereof:

“ (c) Success Fee. The fees and charges as and when due in accordance with the Success Fee Letter.”

2.3
Section 5.15 (Employee Claim Spreadsheet). The Loan Agreement is amended by inserting the following new Section 5.15 to appear immediately following Section 5.14 thereof:

“ 5.15 Employee Claim Spreadsheet. The spreadsheet provided by the Loan Parties to Administrative Agent on May 22, 2024 (the “Employee Claim Spreadsheet”) and the information contained therein, is true, accurate, and complete in all material respects.”

2.4
Section 6.2(p) (13-Week Cash Flow Forecasts) and (q) (Qualifying Payment Notice). Section 6.2 is amended by inserting the following new clauses (p) and (q) to appear immediately following clause (o) thereof:

“(p) 13-Week Cash Flow Forecasts. As soon as available, but no later than (i) prior to the occurrence of the Successful Funding Event, within three (3) Business Days after the end of each calendar week, and (ii) on and after the occurrence of the Successful Funding Event, within three (3) Business Days after the last day of each month, a rolling 13-week cash flow forecast, covering the Loan Parties and each of their Subsidiaries’ cashflow and operations for the ensuing 13-week period (measured as of the date of delivery of such 13-Week Cash Flow Forecast), in form and substance satisfactory to Administrative Agent (the “13-Week Cash Flow Forecast”). In addition to the foregoing (and in addition to the requirements of Section 6.2(l) hereof), the Loan Parties shall deliver, together with each 13-Week Cash Flow Forecast as required hereunder, or at any time within three (3) days of Administrative Agent’s request, a listing of each Loan Party’s bank accounts, with cash balances, for each Deposit Account or Securities Account of a Loan Party or any of its Subsidiaries (in form and substance satisfactory to Administrative Agent), which is current through the date immediately prior to the date of delivery of such bank account listing.”

(q) Qualifying Payment Notice. The Loan Parties shall provide Administrative Agent with written notice within two (2) Business Days after a Loan Party has knowledge of receiving a Qualifying Payment.”

2.5
Section 6.16 (Financial Covenants). Section 6.16 is hereby inserted to appear immediately following Section 6.15 thereof:

“6.16 Financial Covenants.

(a) Locked Account. (i) As of the Third Amendment Effective Date (or such later date as may be agreed to in writing by Administrative Agent in its sole discretion), the Loan Parties shall establish and maintain at all times prior to the occurrence of the Successful Funding Event, a separate, segregated blocked bank account with a financial institution in the United States, which shall at all times have unrestricted and unencumbered (other than Liens in favor of the Secured Parties under the Loan Documents and as otherwise permitted under clause (j) of the definition of Permitted Liens) cash balances of at least $4,000,000.00 and (ii) as soon as available and promptly after the Third Amendment Effective Date, but in any event, within fifteen (15) Business Days of the Third Amendment Effective Date (or such later date as may be agreed to in writing by Administrative Agent in its sole discretion), be subject to an Account Control Agreement in a form and substance acceptable to the Secured Parties in all respects, which shall secure the Obligations hereunder (the “Locked Account”). Provided that no Event of Default (other than the Disputed Defaults or Potential Defaults) has occurred and is continuing, upon the occurrence of the Successful Funding Event, Administrative Agent shall authorize the transfer of all funds in the Locked Account into another account of the Loan Parties which is subject to an Account Control Agreement in favor of the Secured Parties, and this Section 6.16(a) shall have no further force or effect.

(b) Liquidity Covenant. The Loan Parties shall maintain at all times Liquidity in an amount of at least the Threshold Amount.”

2.6
Section 7.11 (13-Week Cash Flow Forecast) and 7.12 (Employee Claim Spreadsheet). Sections 7.11 and 7.12 are hereby inserted to appear immediately following Section 7.10 thereof:

“ 7.11 13-Week Cash Flow Forecast Deviations. Without the Administrative Agent’s prior written consent, permit the actual disbursements of the Loan Parties and their Subsidiaries (plus any positive variance carried over from the preceding test period) to exceed the amounts provided in any 13-Week Cash Flow Forecast delivered to Administrative Agent in an amount greater than 10.0% (which shall be calculated (i) prior to the occurrence of the Successful Funding Event, based on total consolidated disbursements of the Loan Parties and their Subsidiaries in any calendar week, and (ii) on and after the occurrence of the Successful Funding Event, based on total consolidated disbursements of the Loan Parties and their Subsidiaries in any calendar month), other than for Loan Parties making required payments pursuant to Loan Parties’ D&O Tail Policy (subject to Administrative Agent’s reasonable review), so long as the Loan Parties are in compliance with Section 6.16(b) at the time of such payment and immediately after giving effect to such payment. Notwithstanding the foregoing, the Loan Parties shall be permitted to apply any cumulative positive variances from the 13-Week Cash Flow Forecast previously delivered to Administrative Agent toward the disbursements disclosed in a subsequent test period, up to the amount of such positive variance, as mutually agreed to between the Loan Parties and Administrative Agent.

7.12 Employee Claim Spreadsheet. No Loan Party, nor any Loan Party’s Board, member of the Board, nor any Responsible Officer of any Loan Party, will make any payment, or approve, vote, and/or ratify any Loan Party to make any payment of any amounts in excess of the required remaining payroll, tax, or other statutory obligations as set forth in the Employee Claim Spreadsheet, unless otherwise mutually agreed to between the Loan Parties and Administrative Agent.”

2.7
Exhibit A (Definitions). Each of the following terms and its respective definition set forth on Exhibit A is amended in its entirety and replaced with the following:

“ “American Depositary Shares” means securities representing Ordinary Shares on deposit with a U.S. banking institution selected by Parent and which are registered pursuant to a Form F-6. As of the date hereof, each “American Depositary Share” represents twenty-five (25) Ordinary Shares.”

“ “Designated Holder” means a Person designated by a Lender with respect to any exercise of the conversion right set forth in Section 2.2(e) hereof or a right to invest pursuant hereto, provided that the Designated Holder for K2 HealthVentures LLC and any successor, transferee or assignee thereof as Lender, which is an Affiliate of K2 HealthVentures LLC, shall be K2 HealthVentures Equity Trust LLC.”

“ “Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Share Charge, the IP Security Deed, the Account Charge, the Debenture, the Fee Letter, the Success Fee Letter, the Collateral Trust Agreement, the Automatic Payment Authorization, the Account Control Agreements, the Collateral Access Agreements, the Disclosure Letter, any Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Collateral Trustee or any Lender in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.”

“ “Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Loans when due, including principal, interest, fees, Lender Expenses, the fees pursuant to the Fee Letter, the Forbearance Fee, and any other amounts due to be paid by a Loan Party, and each Loan Party’s obligation to perform its duties under the Loan Documents (other than the Warrant and the Success Fee Letter), and any other debts, liabilities and other amounts any Loan Party owes to any Lender at any time, whether under the Loan Documents or otherwise (but excluding obligations arising under the Warrant), including, without limitation, interest or Lender Expenses accruing after Insolvency Proceedings begin (whether or not allowed), and any debts, liabilities, or obligations of any Loan Party assigned to any Lender, which shall be treated as secured or administrative expenses in the Insolvency Proceedings to the extent permitted by applicable law.”

“ “Warrant” means, individually and collectively, (a) that certain Warrant to Purchase Ordinary Shares of Parent dated as of July 12, 2021 executed by Parent in favor of each Designated Holder, and (b) that certain Warrant to Purchase Ordinary Shares of Parent dated as of the Third Amendment Effective Date executed by Parent in favor of each Designated Holder, in each case, as amended, modified, supplemented, extended or restated from time to time.”

2.8
Exhibit A (Definitions). The following new terms and their respective definitions are hereby inserted to appear alphabetically on Exhibit A thereof:

“ “13-Week Cash Flow Forecast” is defined in Section 6.2(p).”

“ “Act” means the US Securities Act of 1933, as amended (or any successor statute),”

“ “Conversion Amount” has the meaning set forth in Section 2.2(e)(i).”

“ “Conversion Election Notice” means a notice in the form attached hereto as Exhibit H.”

“ “Conversion Price” means $0.0210, provided that the Conversion Price shall be proportionately increased or decreased as necessary to reflect the adjustments described in Section 2.2(e)(vii).”

“ “Conversion Shares” has the meaning set forth in Section 2.2(e)(i).”

“ “Depositary” means JPMorgan Chase Bank, N.A., its successors and assigns.”

“ “Employee Claim Spreadsheet” is defined in Section 5.15.”

“ “Exchange Act” means the US Securities Exchange Act of 1934, as amended (or any successor statute).”

“ “Liquidity” is at any date of determination, the aggregate amount of the Loan Parties’ unrestricted and unencumbered (other than Liens in favor of the Secured Parties under the Loan Documents and as otherwise permitted under clause (j) of the definition of Permitted Liens) cash and Cash Equivalents (inclusive of the amounts maintained in the Locked Account) maintained in bank accounts with financial institutions in the United States (or, with respect to ASLAN LTD. only, financial institutions in Singapore which may hold only cash balances required to cover any remaining payroll, tax or other statutory obligations (as mutually agreed to between the Loan Parties and Administrative Agent) of ASLAN LTD), which, in each case, are at all times are subject to Account Control Agreements and/or are otherwise subject to a first priority security interest in favor of the Secured Parties.”

“ “Locked Account” is defined in Section 6.16(a).”

“ “Ordinary Shares” means the ordinary shares, $0.01 par value per share, of Parent, and any other class, series or other type of security (excluding American Depositary Shares) into or for which the outstanding ordinary shares may be converted, exchanged or substituted.”

“ “Qualifying Payment” has the meaning set forth in the Success Fee Letter.”

“ “Success Fee Letter” means that certain letter agreement, dated as of the Third Amendment Effective Date, by and among Borrowers, Administrative Agent and Lenders, as amended, restated, supplemented or otherwise modified from time to time.”

“ “Successful Funding Event” means, the Loan Parties shall have delivered to Administrative Agent, on or prior to June 30, 2024, evidence satisfactory to Administrative Agent, that the Loan Parties have received, after May 29, 2024, but on or prior to June 30, 2024, unrestricted and unencumbered (other than Liens in favor of the Secured Parties under the Loan Documents and as otherwise permitted under clause (j) of the definition of Permitted Liens) net cash proceeds from the issuance and sale of Parent’s Equity Interests in an aggregate amount equal to or greater than $15,000,000.00 (or the Dollar value equivalent).”

“ “Term Sheet Event” means (a) that the Successful Funding Event did not occur and (b) the Loan Parties shall have delivered to Administrative Agent, on or prior to June 30, 2024, evidence satisfactory to Administrative Agent, that the Loan Parties have received, after May 29, 2024, but on or prior to June 30, 2024, a signed, binding (subject to execution of the definitive documents) and unconditional (other than customary conditions in Administrative Agent’s commercially reasonable discretion) term sheet from one or more investor parties or strategic partner, that, upon closing of such financing, will result in the receipt by Loan Parties of net cash proceeds of at least $15,000,000.00 (or the Dollar value equivalent), in form and substance satisfactory to Administrative Agent in its commercially reasonable discretion, in favor of, and accepted by the Loan Parties.”

“ “Third Amendment Effective Date” is May 29, 2024.”

“ “Threshold Amount” is an amount of at least (A) the lesser of (i) $10,500,000.00 and (ii) the total outstanding Obligations, including the Forbearance Fee, plus (B) the amount required to cover any remaining payroll, tax, or other statutory obligations (as agreed between Administrative Agent and Borrower Representative in connection with the 13-Week Cash Flow Forecast delivered pursuant to Section 6.2(p)) of the Loan Parties and its Subsidiaries, in the aggregate as at any date of determination.”

2.9
Exhibit D (Compliance Certificate). The Compliance Certificate appearing on Exhibit D to the Loan Agreement is amended in its entirety and replaced with the Compliance Certificate appearing on Annex I hereof.
3.
Limitation of Amendments.
3.1
The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which any Secured Party may now have or may have in the future under or in connection with any Loan Document.
3.2
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.
Disputed Default; Forbearance by Administrative Agent.
4.1
Administrative Agent and the Lenders assert, and the Loan Parties dispute, that the Loan Parties are currently in default under the Loan Documents (the “Disputed Defaults”).
4.2
As a result of (i) the Disputed Defaults or (ii) any potential future Event of Default due to the occurrence of a Material Adverse Effect or the Loan Parties’ insolvency under Section 8.5(a) of the Loan Agreement during the Forbearance Period (as hereinafter defined) (the “Potential Defaults”), Administrative Agent may, at its option, declare all of the Obligations to be immediately due and payable in full and exercise its other rights and remedies under the Loan Documents and applicable law. In consideration of the Loan Parties’ performance hereunder, Administrative Agent hereby agrees to forbear (on behalf of itself, the Lenders, and Collateral Trustee) from exercising its rights and remedies with respect to the Disputed Defaults and the Potential Defaults until the earlier to occur of (i) an Event of Default under the Loan Documents (other than the Disputed Defaults) or (ii) July 1, 2024, which shall be extended to August 1, 2024 upon the occurrence of the Term Sheet Event (as hereinafter defined), and which shall be further extended to January 1, 2025 if the Successful Funding Event occurs (the “Forbearance Period”).
4.3
The Loan Parties hereby acknowledge and agree that nothing in this Section or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by Administrative Agent of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.
4.4
From and after the execution of this Amendment, notwithstanding anything to the contrary in the Loan Documents, the Loan Parties confirm and agree that the Lenders shall have no further obligation to make any Loans to Loan Parties until Administrative Agent has confirmed in writing that there are no Events of Default which exist and are continuing. Except as expressly provided herein, this

Amendment does not constitute an agreement by Administrative Agent to forbear from any rights or remedies available to it under the Loan Documents with respect to (a) any existing Event of Default other than the Disputed Defaults or (b) any Event of Default which may arise in the future after the date of this Amendment other than the Potential Default. If the Loan Parties do not comply with the terms of this Amendment, Administrative Agent and each Lender shall have no further obligations under this Amendment and shall be permitted to exercise at such time any rights and remedies against the Loan Parties as Administrative Agent deems appropriate in its sole and absolute discretion.
5.
Representations and Warranties. To induce the Secured Parties to enter into this Amendment, each Loan Party hereby represents and warrants to the Secured Parties as follows:
5.1
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (other than the IP Security Deed) are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct as of such date), and (b) no Event of Default (other than the Disputed Defaults) has occurred and is continuing;
5.2
Each Loan Party has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
5.3
The organizational documents of each Loan Party delivered to Administrative Agent as of the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
5.4
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
5.5
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting each Loan Party, (b) any contractual restriction with a Person binding on each Loan Party, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on each Loan Party, or (d) the organizational documents of each Loan Party;
5.6
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on each Loan Party, except as already has been obtained or made; and
5.7
This Amendment has been duly executed and delivered by each Loan Party and is the binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
6.
Forbearance Fee. In addition to the other fees due to Administrative Agent under the Loan Documents, in consideration of Administrative Agent’s and the Lenders’ agreements hereunder, the Loan Parties shall pay to Administrative Agent a fully earned, non-refundable forbearance fee in the amount of $650,000.00 (the “Forbearance Fee”). Payment of the

Forbearance Fee shall be deferred until the earliest to occur of (i) an Event of Default (other than the Disputed Defaults and/or the Potential Defaults during the Forbearance Period), (ii) Term Loan Maturity Date, and (iii) the repayment of the Obligations in full. The Forbearance Fee shall constitute an Obligation under the Loan Agreement and be secured by all Collateral.
7.
Post-Closing Conditions.
7.1
As soon as available and promptly after the Third Amendment Effective Date, but in any case, within fifteen (15) Business Days after the Third Amendment Effective Date (or such later date as may be agreed to in writing by Administrative Agent in its sole discretion), the Loan Parties shall deliver to Administrative Agent, a duly-executed Account Control Agreement in favor of the Secured Parties, with respect to the Locked Account, in form and substance satisfactory to Administrative Agent.
7.2
Within two (2) Business Days of the Third Amendment Effective Date (or such later date as may be agreed to in writing by Administrative Agent in its sole discretion), Parent will provide Administrative Agent with a certified copy of its register of mortgages and charges which is updated to reflect Parent's entry into this Amendment.
7.3
The failure to comply with the foregoing Sections 7.1 and 7.2 as and when due shall constitute an immediate Event of Default and terminate the Forbearance Period.
8.
Release by Loan Parties:
8.1
FOR GOOD AND VALUABLE CONSIDERATION, the Loan Parties hereby forever relieves, releases, and discharges Administrative Agent and the Lenders and their present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
8.2
In furtherance of this release, Loan Parties expressly acknowledge and waive any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

8.3
By entering into this release, Loan Parties recognize that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Loan Parties hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Loan Parties should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Loan Parties shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Loan Parties acknowledges that it is not relying upon and has not relied upon any representation or statement made by Administrative Agent or Lender with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
8.4
This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Loan Parties acknowledge that the release contained herein constitutes a material inducement to Administrative Agent and Lenders to enter into this Amendment, and that Administrative Agent and Lenders would not have done so but for Administrative Agent’s and Lenders’ expectation that such release is valid and enforceable in all events.
8.5
Loan Parties hereby represents and warrants to Administrative Agent, and Administrative Agent is relying thereon, as follows:
(a)
Except as expressly stated in this Amendment, neither Administrative Agent, Lender nor any agent, employee or representative of Administrative Agent or Lender has made any statement or representation to Borrower regarding any fact relied upon by any Loan Party in entering into this Amendment.
(b)
Each Loan Party has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.
(c)
The terms of this Amendment are contractual and not a mere recital.
(d)
This Amendment has been carefully read by the Loan Parties, the contents hereof are known and understood by the Loan Parties, and this Amendment is signed freely, and without duress, by Loan Parties.
(e)
Loan Parties represent and warrant that each of them is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. The Loan Parties shall indemnify Administrative Agent and the Lenders, defend and hold each of them harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.
9.
Security Confirmation.
9.1
Parent. Parent hereby confirms, represents and warrants that:
(a)
it is, and will continue to be bound by the Share Charge and the Account Charge before, upon and after the execution of this Amendment; and
(b)
its obligations and liabilities under the Share Charge and the Account Charge are and will remain in full force and effect.
9.2
ASLAN LTD. ASLAN LTD. hereby confirms, represents and warrants that:
(a)
it is, and will continue to be bound by the IP Security Deed and the Debenture before, upon and after the execution of this Amendment; and

(b)
its obligations and liabilities under the IP Security Deed and the Debenture are and will remain in full force and effect.
10.
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.
11.
Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
12.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
13.
Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Administrative Agent of this Amendment by each party hereto, (b) confirmation in writing by that the Loan Parties are in compliance with Section 6.16(b) as of the date of this Amendment; and (c) Borrower’s payment to Administrative Agent, for the ratable benefit of Lenders, of the Secured Parties’ reasonable and documented legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LENDER

K2 HEALTHVENTURES LLC

By: /s/ Anup Arora

Name: Anup Arora

Title: Managing Director & CIO

ADMINISTRATIVE AGENT

K2 HEALTHVENTURES LLC

By: /s/Anup Arora

Name: Anup Arora

Title: Managing Director & CIO

BORROWERS:

EXECUTED AS A DEED:

ASLAN PHARMACEUTICALS LIMITED

By: /s/ Carl Aslan Jason Morton Firth

Name: Carl Aslan Jason Morton Firth

Title: CEO

ASLAN PHARMACEUTICALS (USA) INC.

By: /s/ Kiran Kumar Asarpota

Name: Kiran Kumar Asarpota

Title: COO

GUARANTOR:

EXECUTED AND DELIVERED AS A DEED

For and on behalf of

ASLAN PHARMACEUTICALS PTE. LTD.

By: /s/ Carl Aslan Jason Morton Firth

Name: Carl Aslan Jason Morton Firth

Title: Director

[By: /s/ Kiran Kumar Asarpota

Name: Kiran Kumar Asarpota

Title: Director/Secretary

/

In the presence of:-

Name:

Witness

Address of witness:]1

____________________

1 Note: This Agreement will need to be signed in wet ink (and not by the affixation of digital or other form of facsimile signature e.g. DocuSign) for and on behalf of the Guarantor by 2 Authorised Directors (i.e. Carl Aslan Jason Morton Firth, Kiran Kumar Asarpota or Andrew James Howden), 1 Authorised Director and 1 secretary, or 1 Authorised Director in the presence of 1 witness. Please note that if this Agreement is signed in the presence of a witness, the witness should be of sound mind and above the age of 21, should not be the husband/wife of the signatory and must be physically present to witness the signature.

Annex I

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	K2 HEALTHVENTURES LLC, as Administrative Agent	Date: _____________
FROM:	ASLAN PHARMACEUTICALS (USA) INC. ASLAN PHARMACEUTICALS LIMITED

Reference is made to that certain Loan, Guaranty, and Security Agreement, dated July 12, 2021 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among (a) ASLAN PHARMACEUTICALS (USA) INC., a Delaware corporation (“Borrower Representative”), ASLAN PHARMACEUTICALS LIMITED, an exempted company incorporated under the laws of the Cayman Islands and each other Person party thereto as a borrower from time to time (“Parent”, and together with Borrower Representative, collectively, “Borrowers”, and each, a “Borrower”), (b) ASLAN PHARMACEUTICALS PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“ASLAN LTD” and together with each other Person party hereto or any other Loan Documents as guarantor from time to time, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), (c) K2 HEALTHVENTURES LLC and any other lender from time to time party thereto and the lenders from time to time party thereto (collectively, “Lenders”, and each, a “Lender”), (d) K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and (e) ANKURA TRUST COMPANY, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”). Capitalized terms have meanings as defined in the Agreement.

The undersigned authorized officer of Borrower Representative, hereby certifies in accordance with the terms of the Agreement as follows:

(1) Each Borrower is in compliance for the period ending with all covenants set forth in the Agreement; (2) no Event of Default has occurred and is continuing; and (3) the representations and warranties in the Agreement are true and correct in all material respects on this date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

The undersigned certifies that all financial statements delivered herewith are prepared in accordance with IFRS (other than, with respect to unaudited financials for the absence of footnotes and being subject to normal year-end adjustments), consistently applied from one period to the next. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements and Compliance Certificate	Monthly, within 30 days	Yes No
A/P Aging Reports	Monthly, within 30 days	Yes No
Quarterly financial statements	Quarterly, within 45 days	Yes No
Annual Operating Budget and Financial Projections	Annually, within 30 days of fiscal year end and within 5 days of any material modification	Yes No
Annual audited financial statements and any management letters	Annually, within (i) 120 days for Borrower’s 2023 fiscal year end and (ii) 90 days of any other fiscal year end	Yes No
Statements, reports and notices to stockholders or holders of Subordinated Debt	Within 5 days of delivery	Yes No
SEC filings	Within 5 days after filing with SEC	Yes No
Legal action notices and updates	Promptly	Yes No
Board or advisory board materials	Within 5 Business Days of Parent’s Board meeting	Yes No
Board minutes	Within 5 Business Days of Parent’s Board meeting	Yes No
IP report	At the end of each fiscal quarter	Yes No
Bank account statements (with transaction detail)	Together with monthly financial statements	Yes No
Product related material correspondence, reports, documents and other filings	Within 5 Business Days	Yes No
Copies of preferred stock financing documents	Together with Compliance Certificate due after closing of such financing	Yes No
13-Week Cash Flow Statement and updated bank account statements

(i) prior to the occurrence of the Successful Funding Event, within three (3) Business Days after the end of each calendar week, and (ii) on and after the occurrence of the Successful Funding Event, within three (3) Business Days after the last day of each month

Yes No
Qualifying Payment Notice	Two (2) Business Days after a Loan Party has knowledge of receiving a Qualified Payment	Yes No

Other Covenants	Required	Actual	Complies
Equipment financing Indebtedness	Not to exceed $500,000.00 outstanding	$	Yes No
Repurchases of stock from former employees, officers and directors	Not to exceed $500,000.00 per fiscal year	$	Yes No
Other Investments in non-Loan Party Subsidiaries	Not to exceed $500,000.00 per fiscal year	$	Yes No
Deposits or pledges for bids, tenders, contracts, leases, surety or appeal bonds	Not to exceed $500,000.00 at any time	$	Yes No

Financial Covenants:

Balance in the Locked Account: $___________

Is the balance greater than or equal to $4,000,000.00

Yes, in compliance ________

No, not in compliance ________

Liquidity: $___________

Is Liquidity greater than or equal to the Threshold Amount?

Yes, in compliance ________

No, not in compliance ________

Other Matters

Please list any SEC filings made since the most recently delivered Compliance Certificate:

Has any Borrower changed its legal name, jurisdiction of organization or chief executive office? If yes, please complete details below:	Yes No

Has there been any change in Key Person? If so, please describe appointment of any interim replacement (required within 30 days) or full-time replacement by a candidate with equivalent qualifications:	Yes No

Have any new Subsidiaries been formed? If yes, please provide complete schedule below.	Yes No

Legal Name of Subsidiary	Jurisdiction of Organization	Holder of Subsidiary Equity Interests	Equity Interests Certificated? (Y/N)	Jurisdiction

Have any new Deposit Accounts or Securities Accounts been opened? If yes, please complete schedule below.	Yes No

Accountholder	Deposit Account / Intermediary	Address	Account Number	Account Control Agreement in place or an Excluded Account? (Y/N)

Is there any new Product not previously disclosed on the Perfection Certificate or any prior Compliance Certificate? If yes, please complete details below:	Yes No

Has there been any material change to anticipated or scheduled Royalty, Milestone, and Earn-Out Payments? If yes, please attach an updated schedule A to the Disclosure Letter.	Yes No

Has any Loan Party added any new lease location, bailee location or other location where Collateral is maintained? If yes, please describe below:	Yes No

Has any Loan Party entered into a Restricted License? If yes, please describe below:	Yes No

Has any Loan Party (i) obtained any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applied for any Patent or the registration of any Trademark (other than Excluded Property):

Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BORROWER REPRESENTATIVE:

ASLAN PHARMACEUTICALS (USA) INC.

By:

Name:

Title:

EXHIBIT h

CONVERSION ELECTION NOTICE

Reference is made to that certain Loan, Guaranty, and Security Agreement, dated July 12, 2021 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among (a) ASLAN PHARMACEUTICALS (USA) INC., a Delaware corporation (“Borrower Representative”), ASLAN PHARMACEUTICALS LIMITED, an exempted company incorporated under the laws of the Cayman Islands and each other Person party thereto as a borrower from time to time (“Parent”, and together with Borrower Representative, collectively, “Borrowers”, and each, a “Borrower”), (b) ASLAN PHARMACEUTICALS PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“ASLAN LTD” and together with each other Person party hereto or any other Loan Documents as guarantor from time to time, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), (c) K2 HEALTHVENTURES LLC and any other lender from time to time party thereto and the lenders from time to time party thereto (collectively, “Lenders”, and each, a “Lender”), (d) K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and (e) ANKURA TRUST COMPANY, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”). Capitalized terms have meanings as defined in the Agreement.

The undersigned Lender hereby elects to convert $[__________________] of the outstanding Term Loans into Conversion Shares.

Please issue the Conversion Shares in the following name and to the following address:

Issue to: [______________]

[______________]

[______________]

[LENDER]

By:

Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

ACKNOWLEDGMENT

Parent hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of [_______] of [_______].

ASLAN PHARMACEUTICALS LIMITED

By:

Name:

Title:

303982068 v10